Exhibit 99.1
COTY REVAMPS BOARD WITH APPOINTMENT OF FIVE NEW INDEPENDENT DIRECTORS

Highly Accomplished Global Leaders Strengthen Board with Deep Beauty, Brand-Building and Financial Expertise to Advance Coty’s Strategic Evolution

NEW YORK – March 18, 2026 – Coty Inc. (NYSE: COTY) (Paris: COTY) (“Coty” or “the Company”) today announced that its Board of Directors (the “Board”) has appointed five new independent directors as part of a comprehensive Board refreshment. The new directors are Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, and Stephanie Plaines. Mr. Kunze-Concewitz will serve as Chair of the Board’s Remuneration Committee and Ms. Plaines will serve as Chair of the Board’s Audit and Finance Committee. Carsten Fischer has also been named as the Board’s new Lead Independent Director.

The new directors have held senior leadership roles at globally recognized companies including Shiseido, Procter & Gamble, Ferrari, Bulgari, Pandora, Campari Group, Starbucks, Walmart and Sephora. Collectively, they bring decades of leadership experience across prestige beauty, luxury and global consumer brands, with deep expertise in fragrances and color cosmetics, global brand building, digital commerce, financial leadership and large-scale business transformation.

“This Board refreshment marks a defining step in Coty’s strategic evolution,’” said Markus Strobel, Executive Chairman of the Board and Interim Chief Executive Officer. “We are pleased to welcome an exceptional group of leaders whose experience spans some of the world’s most respected beauty, luxury and consumer companies. At a time when both the beauty market and Coty are rapidly transforming, these directors bring valuable new perspectives alongside proven expertise in prestige fragrance, global brand building, portfolio transformation and financial discipline. Together with our existing Board, they will further sharpen our strategic focus, strengthen execution and drive sustainable value for our shareholders.”

Current directors Markus Strobel, Joachim Creus, Frank Engelen and Patricia Capel will remain on the Board. Following his appointment to serve as President of Consumer Beauty at Coty, Gordon von Bretten has decided to step down from its Board.

Beatrice Ballini, Isabelle Parize and Anna Adeola Makanju have resigned from the Board, effective immediately. Robert (Bob) Singer has resigned from the Board, effective June 30, 2026, and will continue to serve on the Audit and Finance Committee until his departure.

“I want to thank Bob, Beatrice, Isabelle, Anna, and Gordon for their service and contributions as Directors of the Board during a period of significant change for Coty,” added Strobel. “Their counsel and partnership have been valuable as we strengthened the Company’s financial position and advanced our strategic priorities.”

BOARD NOMINEES

Carsten Fischer, Independent Director
Mr. Fischer brings decades of leadership experience across global beauty and consumer goods companies. He most recently served as President of Rea.deeming Beauty (Beautyblender). Previously, as Representative Director and Corporate Senior Executive Officer at Shiseido, he held overall responsibility for a business exceeding $4 billion in revenue with more than 20,000 employees, increasing Shiseido’s overseas sales ratio from 32% to over 53%. Earlier, he served as President of Professional Care at Procter & Gamble following its acquisition of Wella, managing a $2 billion global business across 40 countries. Mr. Fischer has served as a Non-Executive Director at Seiko Holdings and Kate Spade & Company. He earned a degree in Business Administration from Hamburg University of Economics and Politics.

Alia Gogi, Independent Director
Ms. Gogi is a senior beauty retail executive with deep expertise in omnichannel strategy and international market expansion across Asia. She previously served as President of Asia at Sephora, where she built the company's full commercial organization across 10 countries, overseeing a business with 400+ doors. Earlier at Sephora, she served as Managing Director of Southeast Asia and Senior Vice President of Merchandising for both Greater China and Asia Pacific. Prior to Sephora, Ms. Gogi held senior commercial roles at A.S. Watson Group, the world's largest health and beauty retailer, where she led cosmetics merchandising across China. She began her career in brand and category management roles at Nestlé and J Sainsbury. Ms. Gogi earned a BSc in Physics with Management from King's College, University of London.

Robert Kunze-Concewitz, Independent Director and Chair of the Remuneration Committee
Mr. Kunze-Concewitz is a highly accomplished consumer goods CEO with 17 years of experience leading Campari Group as Group Chief Executive Officer. During his tenure, Campari tripled sales and completed more than 25 strategic acquisitions. Earlier in his career, Mr. Kunze-Concewitz held several senior marketing roles at Procter & Gamble, including within the company’s prestige beauty division. He currently serves on the boards of several international companies, including Carlsberg and Imperial Brands. He earned an MBA from Alliance Manchester Business School and a BA in Economics from Hamilton College.

Maria Carla Liuni, Independent Director
Ms. Liuni is Chief Brand Officer at Ferrari, where she oversees the company’s global brand strategy and lifestyle division. She previously served as Chief Marketing Officer of Pandora and held senior leadership roles at Bulgari within the LVMH Group. Earlier in her career, Ms. Liuni spent more than 16 years at Procter & Gamble’s Prestige Beauty division, where she held global P&L responsibility for a portfolio including Gucci, Dolce & Gabbana, Hugo Boss and Alexander McQueen, helping grow the division from approximately $500 million to more than $2 billion in retail sales. Ms. Liuni earned a Master’s in Economics from Luiss University in Rome.

Stephanie Plaines, Independent Director and Chair of the Audit and Finance Committee
Ms. Plaines is a seasoned financial executive with more than 30 years of experience across public company consumer products, retail and real estate. She most recently served as Global Chief Financial Officer of Jones Lang LaSalle (NYSE: JLL), an $18 billion real estate services company operating in over 80 countries, where she completed the largest acquisition in company history and led a global finance transformation. Previously, she served as CFO of U.S. Retail at Starbucks and as CFO of Sam’s Club eCommerce at Walmart, where she oversaw the strategic planning and integration of Walmart’s $3 billion acquisition of Jet.com. Ms. Plaines spent more than a decade at Ahold Delhaize in senior finance roles and also served as interim CFO of JC Penney during its transition out of bankruptcy. She currently serves as a Non-Executive Director of The Clorox Company (NYSE: CLX) and has previously served on the boards of Nielsen and KKR Acquisition Holdings. She earned an MBA from the University of Texas at Austin and a BS in Finance from the University of Florida.

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About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet. Learn more at coty.com or on LinkedIn and Instagram.

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Olga Levinzon, +1 (212) 389-7733
olga_levinzon@cotyinc.com

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